Exhibit 5.1

K e n n e t h I. D e n o s, P. C.

11650 South State Street, Suite 240

Draper, Utah 84020

(801) 816-2511

Fax: (801) 816-2599

kdenos@denoslaw.com

October 28, 2013

Board of Directors

Vican Resources, Inc.

11650 South State Street, Suite 240

Draper, Utah 84020

Re:	Opinion and Consent of Counsel with respect to Registration Statement on Form S-4

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Vican Resources, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of certain shares of Class B common stock of the Company issued to the selling stockholders (collectively, the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of Class B common stock have been issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the General Corporation Law of the State of Nevada, other relevant statutory provisions, all applicable provisions of the Nevada Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Vican Resources, Inc.in the registration statement included therein.

Sincerely yours,

KENNETH I. DENOS, P.C.

/s/ Kenneth I. Denos_________

Kenneth I. Denos

President